Exhibit 23.3

Independent Auditors’ Consent

The Members

American Seafoods Group LLC:

We consent to the use of our report dated May 19, 2003, with respect to the balance sheets of Southern Pride Catfish Company, Inc. as of December 31, 2001 and December 15, 2002, and the related statements of income, stockholder’s equity, and cash flows for the year ended December 31, 2001 and for the period from January 1, 2002 to December 15, 2002 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Seattle, Washington

October 14, 2003